Exhibit 10.2
THE CLOROX COMPANY
2005 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AWARD AGREEMENT
NOTICE OF STOCK OPTION GRANT
The Clorox Company, a Delaware company (the “Company”), grants to the Optionee named below an option (the “Option”) to purchase, in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (the “Plan”) and this nonqualified stock option agreement (the “Agreement”), the number of shares of Common Stock of the Company (the “Shares”) at the exercise price per share (the “Exercise Price”) set forth as follows:

OPTIONEE
OPTIONS GRANTED
GRANT CODE
EXERCISE PER SHARE
DATE OF GRANT
EXPIRATION DATE	Ten years from Date of Grant
VESTING SCHEDULE	25% on each of the first four anniversaries of
the Date of Grant
AGREEMENT
1.	Grant of Option. The Company hereby grants to the Optionee the Option to purchase the Shares at the Exercise Price, subject to the terms, definitions and provisions of the Plan and this Agreement. All terms, provisions, and conditions applicable to the Option set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.	Exercise of Option.
a.	Right to Exercise. This Option shall be exercisable prior to the expiration date set forth above (the “Expiration Date”), in accordance with the vesting schedule set forth above (the “Vesting Schedule”) and with the applicable provisions of the Plan and this Agreement. Except as otherwise specifically provided in this Agreement, in no event may this Option be exercised after the Expiration Date.

b.	Method of Exercise. This Option shall be exercisable only by delivery of an exercise notice (printable from the Clorox Web at http://CLOROXWEB/hr/stock/ or available from the Company’s designee) (the “Exercise Notice”) which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised and such other provisions as may be required by the Committee. Such Exercise Notice shall be signed by the Optionee and shall be delivered by mail or fax, to the Company’s designee accompanied by payment of the Exercise Price. The Company may require the Optionee to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, the Exchange Act, or any Applicable Laws. The Option shall be deemed to be exercised upon receipt by the Company’s designee of such written notice accompanied by the Exercise Price.

No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all Applicable Laws. Assuming such compliance, for income tax purposes, the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

c.	Taxes. Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Option. The Committee may condition the delivery of Shares upon the Optionee’s satisfaction of such withholding obligations. The Optionee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory tax withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact). Such election shall be irrevocable, made in writing, signed by the Optionee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
3.	Method of Payment. Pursuant to Section 6(f) of the Plan and subject to such limitations as the Committee may impose (including prohibition of one or more of the following payment methods), payment of the Exercise Price may be made in cash or by check, Shares or a combination thereof.

4.	Termination of Employment or Service and Expiration of Exercise Period.
a.	Termination of Employment or Service. If the Optionee’s employment or service with the Company and its Subsidiaries is terminated, the Optionee may exercise all or part of this Option prior to the expiration dates set forth in paragraph b. herein, but only to the extent that the Option had become vested before the Optionee’s employment or service terminated. Notwithstanding the above, if the Optionee’s termination of employment or service (i) is due to Retirement and is more than 12 months from the Date of Grant set forth in this Agreement, or (ii) is due to death or Disability, the Option shall become 100% vested and shall remain exercisable until the expiration dates determined pursuant to paragraph b. of this Section.

When the Optionee’s employment or service with the Company and its Subsidiaries terminates (except when due to Retirement, death or Disability), this Option shall expire immediately with respect to the number of Shares for which the Option is not yet vested. If the Optionee dies after termination of employment or service, but before the expiration of the Option, all or part of this Option may be exercised (prior to expiration) by the personal representative of the Optionee or by any person who has acquired this Option directly from the Optionee by will, bequest or inheritance, but only to the extent that the Option was vested and exercisable upon termination of the Optionee’s employment or service.

b.	Expiration of Exercise Period. Upon termination of the Optionee’s employment or service with the Company and its Subsidiaries, the Option shall expire on the earliest of the following occasions:
i.	The Expiration Date, except as provided in subparagraph iii below;

ii.	The date ninety (90) days following the termination of the Optionee’s employment or service for any reason other than Cause, death, Disability, or Retirement;

iii.	The date one year following the termination of the Optionee’s employment or service due to death or Disability;

iv.	The date five (5) years following the termination of the Optionee’s employment or service due to Retirement, provided the Optionee’s Retirement is more than 12 months from the Date of Grant set forth in this Agreement; or

v.	The date of termination of the Optionee’s employment or service for Cause.
c.	Definition of “Retirement.” For purposes of this Agreement, the Optionee’s employment or service shall be deemed to have terminated due to “Retirement” if the Optionee terminates employment or service as an Employee for any reason, including Disability (but other than for Cause) after (i) twenty (20) or more years of “vesting service” as defined in The Clorox Company

Pension Plan (“Vesting Service”), or (ii) attaining age fifty-five (55) with ten (10) or more years of Vesting Service.

d.	Definition of “Disability.” For purposes of this Agreement, the Optionee’s employment shall be deemed to have terminated due to the Optionee’s Disability if the Optionee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the date of termination of the Optionee’s employment.
5.	Change in Control. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under Applicable Laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, the Option shall become 100% vested and immediately exercisable, unless such Option is assumed, converted or replaced by the continuing entity; provided, however, that in the event the Participant’s employment is terminated without Cause or by the Participant for Good Reason within twenty-four (24) months following consummation of a Change in Control, any replacement awards will become immediately exercisable. For purposes of this Agreement, the term “Good Reason” shall have the meaning set forth in any employment agreement or severance agreement or policy applicable to the Optionee.

6.	Transferability of Option. This Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and the Option shall be exercisable during the Optionee’s lifetime only by the Optionee or on his or her behalf by the Optionee’s guardian or legal representative.

7.	Protection of Trade Secrets and Limitations on Exercise.
a.	Definitions.
i.	“Affiliated Company” means any organization controlling, controlled by or under common control with the Company.

ii.	“Confidential Information” means technical or business information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the company or any Affiliated Company, whether or not they originated with the Optionee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

iii.	“Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development that (1) resembles or competes with a product, process, machine, or service upon or with which the Optionee shall have worked during the two years prior to the Optionee’s termination of employment with the Company or any Affiliated Company or (2) with respect to which during that period of time the Optionee, as a result of his/her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Optionee has knowledge of information to which s/he has been directly exposed through actual receipt or review of memorandum or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

iv.	“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing or selling of a Conflicting Product.
b.	Right to Retain Shares Contingent on Continuing Non-Conflicting Employment. In partial consideration for the award of this Option, the Optionee agrees that the Optionee’s right to exercise this Option is contingent upon the Optionee refraining, prior to the expiration of the Option and for a period of one (1) year after the date of exercise, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant or otherwise, to any Conflicting

Organization except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Optionee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Optionee and the Conflicting Organization that the Optionee shall not render services during such period with respect to a Conflicting Product. If, prior to the expiration of the Option or at any time within one (1) year after the date of exercise of all or any portion of the Option, the Optionee shall render services to any Conflicting Organization other than as expressly permitted herein, the unexercised portion of the Option, whether vested or not, will be immediately forfeited and cancelled, and the Optionee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. THE OPTIONEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE OPTIONEE FROM RENDERING SERVICES TO A CONFLICTING ORGANIZATION, BUT PROVIDES FOR THE FORFEITURE OF THE UNEXERCISED PORTION OF THE OPTION AND A RETURN TO THE COMPANY OF THE GROSS TAXABLE PROCEEDS OF AN EXERCISE OF THE OPTION IF THE OPTIONEE SHOULD CHOOSE TO RENDER SUCH SERVICES PRIOR TO THE EXPIRATION OF THE OPTION OR WITHIN ONE (1) YEAR AFTER EXERCISE.

c.	No Interference or Solicitation. In partial consideration for the award of this Option and to forestall the disclosure or use of Confidential Information, the Optionee agrees that prior to the expiration of the Option and for a period of one (1) year after the date of exercise, s/he shall not, for himself/herself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to Conflicting Products, or interference with any of its suppliers or customers (collectively, “Interfere”), or (ii) solicit for employment any person employed by the Company, or by any Affiliated Company, during the period of such person’s employment and for a period of one year after the termination of such person’s employment with the Company or any Affiliated Company (collectively, “Solicit”). If, during the term of the Option or at any time within one (1) year after the date of exercise of all or any portion of the Option, the Optionee breaches his/her obligation not to Interfere or Solicit, the unexercised portion of the Option, whether vested or not, will be immediately forfeited and cancelled, and the Optionee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares.

d.	Injunctive and Other Available Relief. By acceptance of this Option, the Optionee acknowledges that, if the Optionee were to breach or threaten to breach his/her obligation hereunder not to Interfere or Solicit, the harm caused to the Company by such breach or threatened breach would be, by its nature, irreparable because, among other things, damages would be significant and the monetary harm that would ensue would not be able to be readily proven, and that the Company would be entitled to injunctive and other appropriate relief to prevent threatened or continued breach and to such other remedies as may be available at law or in equity.
7.	Miscellaneous Provisions.
a.	Rights as a Stockholder. Neither the Optionee nor the Optionee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Option until the Option has been exercised and Share certificates have been issued to the Optionee, transferee or representative, as the case may be.

b.	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

c.	Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 18 of the Plan may be made without such written agreement.

d.	Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

e.	References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

f.	Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Option for construction or interpretation.

g.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Optionee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Committee shall be final and binding on all persons.

h.	Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

THE CLOROX COMPANY

By:

Title: Chairman and CEO

THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE OPTIONEE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.
The Optionee acknowledges that a copy of the Plan, Plan Information and the Company’s Annual Report and Proxy Statement for the fiscal year ended June 30, 2005 (the “Prospectus Information”) are available for viewing on the Company’s Cloroxweb site at http://CLOROXWEB/hr/stock/. The Optionee hereby consents to receive the Prospectus Information electronically, or, in the alternative, to contact the HR Service Center at 1-800-709-7095 to request a paper copy of the Prospectus Information. The Optionee represents that s/he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:	Signed:

Optionee

Residence Address: